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                                                                EXHIBIT 99.2
                                                                A-0403
                                                                April 30, 1996



COMPANY:
INFOSEEK CORP.
2620 AUGUSTINE DR. #250
SANTA CLARA, CA 95054
ATTN: JULIAN STEWART

DESIGNATED PRODUCT: "INFOSEEK"

LICENSED MATERIAL: Quotations from the December 1995 issue of PC Computing, review on Internet Tools found on page 196. Underlined text only as outlined in Exhibit A.

Ziff-Davis Publishing Company ("Ziff") grants Company, the non-exclusive, non-transferable permission to reprint the Licensed Material as follows:

The Licensed Material may be used only in publicity materials relating to the referenced product.

The Licensed Material is attached to this letter as Exhibit A. Exhibit A is incorporated herein and made a part hereof.

This Permission shall commence on the date of this contract and shall terminate on APRIL 30, 1997 unless sooner terminated as provided below.

PERMISSIONS FEE: $100.00

The Permission fee is payable in full within thirty (30) days of invoice date.

Company is not permitted to make any changes, insertions, or deletions to the Licensed Material without Ziff's prior written consent.

Any use by Company of the Licensed Material not in accordance with the terms of this Permission or any other breach of this Permission shall give Ziff the right, in addition to any and all rights provide by law or in equity, to terminate this Permission upon written notice to Company.

Company shall deliver to the undersigned one copy of each proposed use of the Licensed Material for Ziff's approval prior to publication or distribution.

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Zipp reserves the right to revoke Company's right to use the Licensed Material in the event of editorial decisions based on subsequent developments relating to the licensing of the Licensed Material and the Designated Product.

Except for purposes of InfoSeek's S-1, credit must be prominently displayed in the following form whenever the Licensed Material is used:

                Reprinted from PC Computing December 1995
                Copyright (c) 1995 Ziff-Davis Publishing Company

Ziff makes no representations or warranties of any kind with respect to the Licensed Material and/or the Company's use of the Licensed Material and Ziff shall bear no liability during or after the term of this Permission with respect thereto.

Upon expiration or termination of this Permission, Company shall cease all use of the Material including, without limitation, the publication and distribution of advertising, promotional and publicity materials bearing the Licensed Material; provided, however, that for a period of not more than three (3) months following the date of expiration or termination of this Permission, Company may distribute in accordance with this Permission any such advertising, promotional and publicity materials which are in Company's inventory on the date of expiration or termination of the Permission.

                                ZIFF-DAVIS PUBLISHING COMPANY



                                By:
                                    -------------------------------
                                    Janet Flood
                                    Asst. Manager Rights & Permissions




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                                   EXHIBIT A

This exhibit contains an excerpt from a rating of Most Valuable Products that appeared in the December 1995 issue of PC Computing Magazine (the "Article"). Portions of the excerpt are underscored to indicate the subject matter of the license:

        "The Web can be a forbidding wilderness without the right search tool. You need one that's comprehensive without being too broad...The winner is InfoSeek...InfoSeek understands natural-language queries and lets you save them, making it easy to update your searches." (page 196 of Article).




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